Exhibit 99.1

PRESS RELEASE
Source:	USHEALTH Group, Inc.

Corporate	Contact: Cynthia B. Koenig Chief Financial Officer (817) 878-3732

FOR IMMEDIATE RELEASE:
May 3, 2005

USHEALTH GROUP REPORTS FIRST QUARTER RESULTS

FORT WORTH, Texas, May 3, 2005…USHEALTH Group, Inc. (“USHEALTH”) (USHE.OB) today reported a net loss of ($750,000), or ($.01) per common share, for the first quarter of 2005. For the corresponding prior year period, net income was $71,000, and, after preferred stock dividends of $430,000, the loss applicable to common stockholders was ($359,000) or ($.02) per share. Loss from continuing operations was ($750,000) for the first quarter of 2005 compared to income from continuing operations of $271,000 for the first quarter of 2004.

Total revenues were $23.8 million for the first quarter of 2005 as compared to $26.7 million for the corresponding 2004 period. Total premium revenues decreased by $2.5 million or 10.4% for the first quarter 2005 compared to the corresponding prior year period. The benefits and claims to premium ratio was 68.5% for the first quarter 2005 as compared to 68.2% for the corresponding 2004 period.

Special Situations Holdings, Inc.—Westbridge (“SSH”), a wholly-owned subsidiary of Credit Suisse First Boston LLC, announced on April 18, 2005 that it intends to take USHEALTH private through a “short-form” merger on or about May 16, 2005. SSH currently owns approximately 93% of USHEALTH outstanding common stock which, under Delaware law, is sufficient to effectuate the merger without necessity of seeking approval by either the USHEALTH board of directors or its common stockholders. Common stockholders as of the effective date of the merger will receive $.31 in cash for each share of USHEALTH common stock held.

Mr. Benjamin M. Cutler, Chairman and CEO, commenting on first quarter operations said: “The Company’s first quarter operating loss reflects our increasing investment in marketing and infrastructure initiatives. Becoming a privately held company will greatly facilitate our rebuilding efforts by eliminating costly public company compliance requirements and allowing our management team to focus on strategic initiatives.”

USHEALTH Group, Inc. is an insurance holding company primarily focused on individual health insurance for self-employed individuals and small business owners offered by certain of its insurance subsidiaries. These insurance products are primarily distributed through career agent organizations that are wholly owned subsidiaries. The Company’s goal is to combine the talents of its employees and agents to market competitive and profitable insurance products and provide superior customer service in every aspect of operations. (www.ushealthgroup.com)

(Forward-Looking Statements: The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements. This press release contains forward-looking statements regarding the intent, belief or current expectations of the Company and members of its senior management team. While the Company believes that its expectations are based on reasonable assumptions within the bounds of its knowledge of its business and operations, prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance, and involve risks and uncertainties, and that actual results may differ materially from those contemplated by such forward-looking statements. Factors that would cause actual results to differ materially from those contemplated within this press release can be found in the Company’s Form 10-K for the year ended December 31, 2004. Such factors include, but are not limited to: any limitation imposed on the Company’s ability to control the impact of rising health care costs, especially prescription drugs, and rising medical service utilization rates through product and benefit design, underwriting criteria, premium rate increases, utilization management and negotiation of favorable provider contracts; the impact of changing health care trends on the Company’s ability to accurately estimate claim and settlement expense reserves; the ability of the Company to fund competitive commission advances to its agents from internally generated cash flow or external financing; developments in health care reform and other regulatory issues, including the Health Insurance Portability and Accountability Act and increased privacy regulation, and changes in laws and regulations in key states where the Company operates; the Company’s ability to meet minimum regulatory capital requirements for its Insurance Subsidiaries; the ability of the Company to make additional investment in its Insurance Subsidiaries in the form of capital contributions, if needed, in order for such subsidiaries to comply with regulatory capital or debt covenant requirements; and the loss of key management personnel.)

USHEALTH GROUP, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(000’s omitted, except for per share amounts)
Unaudited

	Three Months Ended March 31,
	2005	2004

First-year premium	$3,342	$4,007
Renewal premium	17,985	19,786

Total premiums	21,327	23,793
Net investment income	1,370	1,402
Fee and service income	794	989
Other insurance revenues	351	486
Net realized loss on investments	(4)	(2)

Total revenues	23,838	26,668

Benefits and claims	14,604	16,237
Change in deferred policy acquisition costs	372	243
Commissions	2,326	2,678
General and administrative expenses	5,550	5,298
Fee and service operating expenses	656	770
Taxes, licenses and fees	817	919
Interest expense on notes payable	263	252

Total expenses	24,588	26,397

(Loss) income from continuing operations before
income taxes	(750)	271
Federal income taxes	-	-

Net (loss) income from continuing operations	(750)	271

Loss from discontinued operations, before income taxes	-	(200)
Federal income taxes	-	-

Net loss from discontinued operations	-	(200)

Net (loss) income	(750)	71
Preferred stock dividends	-	430

Loss applicable to common stockholders	$(750)	$(359)

Basic and diluted loss from continuing
operations per common share	$(.01)	$(.01)

Basic and diluted loss per common share	$(.01)	$(.02)

Weighted average shares outstanding:
Basic and diluted	50,661	14,754

USHEALTH GROUP, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(000’s omitted)

	March 31, 2005	December 31, 2004

	(Unaudited)	(Audited)
Assets
Investment assets, at market value	$104,877	$104,820
Cash	1,253	1,041
Accrued investment income	1,337	1,348
Deferred policy acquisition costs	20,327	20,700
Agent receivables, net	3,039	3,498
Property and equipment	1,780	1,942
Other assets	5,899	6,759

Total Assets	$138,512	140,108

Liabilities and Equity
Policy liabilities	$78,987	$78,112
Notes payable	16,723	16,478
Other liabilities	10,676	10,778

Total Liabilities	106,386	105,368

Common Stockholders' Equity (1)	32,126	34,740

Total Liabilities and Equity	$138,512	$140,108

(1)	Stockholders’ equity includes unrealized gains on investment assets of $1.0 million at March 31, 2005 and $2.8 million at December 31, 2004.